UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2026

Air Products and Chemicals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-04534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Air Products Boulevard

Allentown, Pennsylvania 18106-5500

(Address of principal executive offices and zip code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	APD	New York Stock Exchange
0.500% Euro Notes due 2028	APD28	New York Stock Exchange
2.950% Euro Notes due 2031	APD31	New York Stock Exchange
0.800% Euro Notes due 2032	APD32	New York Stock Exchange
3.250% Euro Notes due 2032	APD32B	New York Stock Exchange
4.000% Euro Notes due 2035	APD35	New York Stock Exchange
3.450% Euro Notes due 2037	APD37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06.	Material Impairments.

On June 26, 2026, Air Products and Chemicals, Inc. (the “Company”) determined that, as part of a review initiated by its Board of Directors and Chief Executive Officer, it would exit projects to develop a clean energy complex to produce low carbon hydrogen and ammonia in Louisiana (the “Louisiana Clean Energy Complex”), a facility to produce green hydrogen in Arizona (the “Casa Grande Project”) and other smaller scale projects supporting clean energy distribution. As a result of these decisions, the Company expects to record a pre-tax charge of up to $2.9 billion, or $2.2 billion on an after-tax basis, in its fiscal 2026 third quarter, primarily to write down assets and terminate contractual commitments. Cash expenditures related to these charges are currently estimated not to exceed $925 million based on contractual terms and commitments; however, the Company anticipates lower cash spend once negotiations and ultimate settlements are finalized with third parties.

The Company previously disclosed that it would not make a final investment decision with respect to the Louisiana Clean Energy Complex unless it determined that it would be able to execute a de-risking strategy that included signing firm offtake agreements for hydrogen and nitrogen supply and achieving construction and capital costs in line with its return expectations, including divesting ammonia production assets and carbon sequestration elements. After a detailed review, the Company determined that the expected financial returns from the project would not meet its return criteria. As a consequence, the Company determined that it would exit the project.

In addition, on June 26, 2026 the Company determined that it would exit the Casa Grande Project and other smaller scale projects supporting clean energy distribution. These project exits were driven by challenging commercial conditions, project-specific economic factors, and slower than expected development in certain markets, largely hydrogen for mobility.

Estimated contract cancellation and other project cancellation costs for these projects are subject to further refinement and may ultimately differ materially from actual costs recorded in the Company’s fiscal 2026 third quarter and beyond. Updates regarding the charges and estimated cash expenditures will be provided in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2026.

Item 7.01.	Regulation FD Disclosure.

On June 30, 2026, the Company issued a press release announcing the actions described in Item 2.06 of this Current Report on Form 8-K and providing an update on the NEOM Green Hydrogen Project. A copy of the press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth therein.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the arrangements that are the subject of this filing and their expected impact and timing, and about the Company’s business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Air Products and Chemicals, Inc. dated June 30, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc. (Registrant)

Date: June 30, 2026	By:	/s/ Matthew Lepore
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary